CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Autocallable Optimization Securities with Contingent Protection	$11,899,930	$467.67
(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated March 27, 2006 and Prospectus Supplement dated April 4, 2008)

Autocallable Optimization Securities with Contingent Protection Linked to the Market Vectors Agribusiness ETF®

Tactical Strategy for Flat or Bullish Markets

UBS AG $11,899,930 Securities linked to the Market Vectors Agribusiness ETF® due November 30, 2009

Investment Description

Autocallable Optimization Securities with Contingent Protection (the “Securities”) are securities issued by UBS AG (“UBS”) linked to the performance of the Market Vectors Agribusiness ETF® (the “Fund”). The Securities are designed for investors who believe that the price of the Fund will increase during the Observation Period. The Securities will be called automatically if the Fund closes at or above the Fund Starting Price on any Observation Date. Investors must be willing to risk losing up to 100% of their principal amount invested if the Securities have not been called and the Fund closes below the Trigger Price on any trading day during the Observation Period. Investors will receive a positive return on their Securities only if the Fund closes at or above the Fund Starting Price on any Observation Date, including the Final Valuation Date.

Features
☐	Exposure to Positive Call Return — The Securities will be automatically called and you will receive a positive return on your investment if the closing price of the Fund on any Observation Date is at or above the Fund Starting Price.
☐	Contingent Principal Protection — The Securities provide limited principal protection only if the Fund never closes below the Trigger Price on any trading day during the Observation Period, and you hold the Securities to maturity.

Key Dates

Trade Date	May 27, 2008
Settlement Date	May 30, 2008
Final Valuation Date*	November 24, 2009
Maturity Date*	November 30, 2009
*	Subject to postponement in the event of a market disruption event, as defined in the Product Supplement.
Security Offering

These terms relate to Securities linked to the Market Vectors Agribusiness ETF®. The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying Fund	Call Return	Fund Starting Price	Trigger Price	CUSIP	ISIN
Market Vectors Agribusiness ETF®	21.50%	$60.74	$42.52	902644517	US9026445174

See “Additional Information about UBS and the Securities” on page 2. The Securities will have the terms set forth in the Autocallable Optimization Securities with Contingent Protection (AOS CP) product supplement relating to the Securities, the accompanying prospectus and this pricing supplement. See “Key Risks” on page 5 and the more detailed “Risk Factors” beginning on page PS-10 of the AOS CP product supplement relating to the Securities for risks related to an investment in the Securities.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Securities	Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Security	Total	Per Security	Total	Per Security
Market Vectors Agribusiness ETF®	$11,899,930	$10.00	$178,498.95	$0.15	$11,721,431.05	$9.85

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated May 27, 2008

Additional Information about UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Securities) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC web site at www.sec.gov. Our Central Index Key, or CIK, on the SEC Web site is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-657-9836.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Product supplement dated April 4, 2008:

http://www.sec.gov/Archives/edgar/data/1114446/000139340108000243/v109453_690146-424b2.htm

♦	Prospectus dated March 27, 2006:

http://www.sec.gov/Archives/edgar/data/1114446/000095012306003728/y17280ae424b2.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Autocallable Optimization Securities with Contingent Protection” or the “Securities” refer to the Securities that are offered hereby. Also, references to the “AOS CP product supplement” mean the UBS product supplement, dated April 4, 2008, and references to “accompanying prospectus” mean the UBS prospectus, dated March 27, 2006.

Investor Suitability

The Securities may be suitable for you if:

♦	You are willing to risk losing up to 100% of your principal amount invested
♦	You believe the Fund will not close below the Trigger Price on any trading day during the Observation Period
♦	You believe the Fund will close at or above the Fund Starting Price on one of the specified Observation Dates, including the Final Valuation Date
♦	You are willing to hold Securities that will be called on any Observation Date on which the Fund closes at or above the Fund Starting Price, or you are otherwise willing to hold the Securities to maturity
♦	You believe the Fund will remain stable for the term of the Securities and will close at or above the Fund Starting Price on the Final Valuation Date
♦	You are willing to make an investment whose return is limited to the specified Call Return, an annualized return of 21.50%. The Call Return will be set on the Trade Date
♦	You do not seek current income from this investment and are not seeking an investment for which there will be an active secondary market

The Securities may not be suitable for you if:

♦	You are not willing to make an investment in which you could lose up to 100% of your principal amount
♦	You seek an investment that is 100% principal protected
♦	You believe the Fund will close below the Trigger Price on at least one trading day during the Observation Period and that at maturity the Fund Return will be negative
♦	You seek an investment whose return is not limited to the specified Call Return, an annualized return of 21.50%. The Call Return will be set on the Trade Date.
♦	You seek an investment for which there will be an active secondary market
♦	You are unable or unwilling to hold Securities that will be called on any Observation Date on which the Fund closes at or above the Fund Starting Price, or you are otherwise unable or unwilling to hold the Securities to maturity
♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings
♦	You seek current income from your investment

Indicative Terms

Issuer	UBS AG, Jersey Branch
Issue Price	$10.00 per Security
Term	18 months, unless earlier called
Fund	The Market Vectors Agribusiness ETF® (Bloomberg Symbol: MOO) (the “Fund”)
Call Feature	The Securities will be called automatically if the closing price of the Fund on any Observation Date is at or above the Fund Starting Price.
Observation Dates	Quarterly, on August 26, 2008, November 24, 2008, February 24, 2009, May 27, 2009, August 25, 2009 and November 24, 2009.
Call Settlement Dates	Three business days following the applicable Observation Date.
Call Return	If the Securities are called, investors will receive on the applicable Call Settlement Date a cash payment per $10.00 principal amount of each Security equal to the Call Price for the applicable Observation Date. The Call Price will be based upon the Call Return, an annualized rate of return of 21.50%.
Observation Date	Accrued Call Return	Call Price (per $10.00)**
August 26, 2008	5.375%	$10.54
November 24, 2008	10.75%	$11.08
February 24, 2009	16.125%	$11.61
May 27, 2009	21.50%	$12.15
August 25, 2009	26.875%	$12.69
Final Valuation Date	32.25%	$13.23
(November 24, 2009)

Payment at Maturity (per Security)	If the Securities are not called and the Fund closing price never closes below the Trigger Price on any trading day during the Observation Period, you will receive a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Security.
If the Securities are not called and the Fund closing price closes below the Trigger Price on any trading day during the Observation Period, you will receive a cash payment on the Maturity Date equal to:
$10.00 × (1 + Fund Return);
Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Fund declines.
Fund Return	Fund Ending Price – Fund Starting Price Fund Starting Price
Trigger Price	$42.52, 70% of the Fund Starting Price
Observation Period	The period commencing on (and including) the Trade Date and ending on (and including) the Final Valuation Date.

Fund Starting Price	$60.74, the closing price of the Fund on the Trade Date divided by the Stock Adjustment Factor. The Stock Adjustment Factor will equal 1.0 and will not be adjusted except upon the occurrence of certain corporate events.*** Upon any such adjustment to the Stock Adjustment Factor, the Fund Starting Price and the Trigger Price will be recalculated based upon the adjusted Stock Adjustment Factor.
Fund Ending Price	The closing price of the Fund on the Final Valuation Date.
Determining Payment upon a Call or at Maturity

Accordingly, you may lose some or all of your principal at maturity, depending on how much the Fund declines.

**	Call Price amounts have been rounded for ease of analysis.
***	For a description of such corporate events, see “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-25 of the AOS CP product supplement.

Hypothetical examples of how the Securities perform

The examples below illustrate the payment upon a call or at maturity for a $10.00 Security on a hypothetical offering of the Securities, with the following assumptions:

Principal Amount:	$10.00
Term:	18 months
Fund Starting Price:	$60.74
Call Return:	21.50% per annum (or 5.375% per quarter)
Observation Dates:	Quarterly
Trigger Price:	$42.52 (which is 70% of the Fund Starting Price)

Example 1  —  Securities are Called on the First Observation Date

Fund Price at first Observation Date:	$64 (at or above Fund Starting Price, Securities are called)
Call Price (per $10.00):	$10.54

Since the Securities are called on the first Observation Date, you will receive on the Call Settlement Date a total of $10.54 per $10.00 principal amount (5.375% total return on the Securities).

Example 2  —  Securities are Called on the Final Valuation Date

Fund Price at first Observation Date:	$60 (below Fund Starting Price, Securities NOT called)
Fund Price at second Observation Date:	$58 (below Fund Starting Price, Securities NOT called)
Fund Price at third Observation Date:	$56 (below Fund Starting Price, Securities NOT called)
Fund Price at fourth Observation Date:	$55 (below Fund Starting Price, Securities NOT called)
Fund Price at fifth Observation Date:	$57 (below Fund Starting Price, Securities NOT called)
Fund Price at Final Valuation Date:	$65 (above Fund Starting Price, Securities are called)

Call Price (per $10.00):	$13.23

Since the Securities are called on the Final Valuation Date, you will receive on the Call Settlement Date (which coincides with the maturity date in this example) a total of $13.23 per $10.00 principal amount (equal to 18 months at a rate of 21.50% per annum, or 32.25% total return on the Securities).

Example 3  —  Securities are NOT Called

Fund Price at first Observation Date:	$50 (below Fund Starting Price, Securities NOT called)
Fund Price at second Observation Date:	$55 (below Fund Starting Price, Securities NOT called)
Fund Price at third Observation Date:	$51 (below Fund Starting Price, Securities NOT called)
Fund Price at fourth Observation Date:	$48 (below Fund Starting Price, Securities NOT called)
Fund Price at fifth Observation Date:	$59 (below Fund Starting Price, Securities NOT called)
Fund Price at Final Valuation Date:	$60 (below Fund Starting Price, Securities NOT called)

Settlement Amount (per $10.00):	$10.00

At maturity, you will receive a total of $10.00 per $10.00 principal amount (0% total return on the Securities). The Securities are not called during the Observation Period and the Fund never closes below the Trigger Price on any trading day during the Observation Period.

Example 4  —  Securities are NOT Called and the Fund closes below the Trigger Price on at least one trading day during the Observation Period

Fund Price at first Observation Date:	$60 (below Fund Starting Price, Securities NOT called)
Fund Price at second Observation Date:	$55 (below Fund Starting Price, Securities NOT called)
Fund Price at third Observation Date:	$42 (below Fund Starting Price and Trigger Price, Securities NOT called)
Fund Price at fourth Observation Date:	$47 (below Fund Starting Price, Securities NOT called)
Fund Price at fifth Observation Date:	$50 (below Fund Starting Price, Securities NOT called)
Fund Price at Final Valuation Date:	$42.52 (below Fund Starting Price, Securities NOT called)

Settlement Amount (per $10.00)	$10.00 × [1 + Fund Return]
$10.00 × (1 – 30%)
$ 7.00

Since the Securities are not called and the Fund has closed below the Trigger Price on at least one trading day during the Observation Period, at maturity you will receive a total of $7.00 per $10.00 principal amount (a 30% loss on the Securities).

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing in any of the stocks included in the Fund. Some of the risks that apply to the offering of the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may lose some or all of your principal — The Securities do not guarantee any return of principal at maturity. The return on the Securities depends on the Fund increasing in value and you may lose some or all of your principal if the Securities are not called and the Fund closes below the Trigger Price on any trading day during the Observation Period.
♦	The call feature limits your potential return — The appreciation potential of the Securities as of any Observation Date is limited to the specified Call Price, regardless of the appreciation of the Fund. In addition, since the Securities could be called as early as the first Observation Date, the total return on the Securities could be minimal. Further, if your Securities are called, you may not be able to reinvest at comparable terms or returns.
♦	Contingent principal protection — The Securities provide limited principal protection only if the Fund never closes below the Trigger Price on any trading day during the Observation Period, and you hold the Securities to maturity.
♦	No interest or dividend payments — You will not receive any interest payments on the Securities and you will not receive nor be entitled to receive any dividend payments or other distributions on the securities included in the Fund.
♦	There may be little or no secondary market — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Securities, although they are not required to do so and may stop making a market at any time. If you sell your Securities prior to maturity, you may have to sell them at a substantial discount.
♦	Owning the Securities is not the same as owning the Fund — The return on your Securities may not reflect the return you would realize if you actually owned the Fund. For instance, you will not receive or be entitled to receive any dividend payments or other distributions over the life of the Securities.
♦	Credit of issuer — An investment in the Securities is subject to the credit risk of UBS, and the actual and perceived creditworthiness of UBS may affect the market value of the Securities.
♦	Price prior to maturity — The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the price of the Fund; the volatility of the Fund; the dividend rate paid on the Fund; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of UBS.
♦	Impact of fees on secondary market prices — Generally, the price of the Securities in the secondary market is likely to be lower than the initial public offering price since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Securities.
♦	Single ETF risk — The price of the Fund can rise or fall sharply due to factors specific to the Fund, such as volatility, earnings, financial conditions, corporate, industry and regulatory developments, and other events affecting the companies whose common shares make up the components of the Fund, and by general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
♦	There is a high probability that the Securities will be called or that the Fund will fall below the Trigger Level — Since its inception, the Fund has experienced significant volatility. As a result, there is a high probability that your Securities will be called before the maturity date, limiting your appreciation potential. If your Securities are called, you may not be able to reinvest at comparable terms or returns. In addition, there is a high probability that the Fund will close below the Trigger Level at some time during the Observation Period, exposing you to the loss of some or all of your principal investment if the Fund Return is negative.
♦	Limited antidilution protection — Although the calculation agent will adjust the amount payable at maturity for certain corporate events affecting the Fund, the calculation agent is not required to make an adjustment for every corporate event that can affect the Fund. Consequently, this could affect the calculation of the Fund Return, the market value of the Securities and the amount payable at maturity of the Securities. For more information, see the section “General Terms of the Securities — Antidilution Adjustments” beginning on page PS-25 of the AOS CP product supplement.
♦	Potential UBS impact on price — Trading or transactions by UBS or its affiliates in the Fund and/or over-the-counter options, futures or other instruments with return linked to the performance of the Fund or the equity securities underlying the Fund, may adversely affect the market price of the Fund and, therefore, the market value of the Securities.
♦	Potential conflict of interest — UBS and its affiliates may engage in business with the issuers of the equity securities comprising the Fund, which may present a conflict between the obligations of UBS and you, as a holder of the Securities. The calculation agent, an affiliate of UBS, will determine whether the closing price of the Fund on any trading day has fallen below the Trigger Price and the payment at maturity on the Securities. The calculation agent may postpone the maturity date if a market disruption event occurs and is continuing on the Final Valuation Date.
♦	Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding any offering of the Securities. Any such research, opinions or recommendations could affect the value of the Fund or any component of the Fund, such as an equity security or futures contract on a physical commodity, and therefore the market value of the Securities.

♦	Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your own tax advisor about your tax situation.

Risks specific to an investment in the Securities linked to the Fund

♦	Agricultural investments — The performance of the Fund is dependent upon the performance of the issuers in the agricultural industry. Economic forces, including forces affecting the agricultural commodity, energy and financial markets, as well as government policies and regulations affecting the agricultural sector and related industries could adversely affect the Fund’s portfolio companies and, thus, the Fund’s financial situation and profitability.
♦	Exchange rate risk — Because the Fund will invest in securities denominated in currencies other than the U.S. dollar, changes in currency exchange rates may negatively impact the Fund’s returns. The values of the currencies of the countries in which the Fund may invest may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, the Fund’s exposure to foreign currencies may result in reduced returns to the Fund.
♦	Index tracking risk — While the Fund is designed and intended to track the level of the DAXglobal® Agribusiness Index (the “Index”), various factors, including fees and other transaction costs, will prevent the Fund from correlating exactly with changes in the level of the Index. Accordingly, the performance of the Fund will not be equal to the performance of the Index during the term of the Securities.
♦	Investing in small- or mid-cap companies — The Fund may invest in small- or mid-cap companies. If it does so, it may be subject to certain risks associated with small- or mid-cap companies. These companies often subject to less analyst coverage and may be in early and less predictable periods of their corporate existence. In addition, these companies often have greater price volatility, lower trading volume and less liquidity than larger more established companies. These companies tend to have smaller revenues, narrower product lines, less management depth and experience, smaller shares of their product or service markets, fewer financial resources and less competitive strength than larger companies.
♦	Non-diversification — The Fund is a separate investment portfolio of Market Vectors ETF Trust, which is an open-end investment company registered under the 1940 Act. The Fund is classified as a “non-diversified” investment company under the 1940 Act. As a result, the Fund is subject to the risk that it will be more volatile than a diversified fund because the Fund may invest its assets in a smaller number of issuers or may invest larger proportions of the assets of the Fund in a single company within the industry that comprise the Index.
♦	Limited operating history — The Fund has a limited operating history, having commenced trading on September 5, 2007. Although the shares are listed for trading on the American Stock Exchange (the ``Amex'') and a number of similar products have been traded on the Amex for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Fund or that there will be liquidity in the trading market.
♦	Management risk — The Fund is not managed according to traditional methods of “active” investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Fund, utilizing a “passive” or indexing investment approach, attempts to approximate the investment performance of the Index by investing in a portfolio of securities that generally replicate the Index. Therefore, unless a specific security is removed from the Index, the Fund generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Fund is subject to the risk that the investment strategy of Van Eck Associates Corporation (“Van Eck”), the Fund’s investment adviser, may not produce the intended results.
♦	The common stocks held by the Fund or included in the Index are not necessarily representative of the agricultural industry — The performance of the Fund or the Index may not correlate with the performance of the entire agricultural industry. The Fund or the Index may decline in value even if the industry as a whole rises in value, or the Fund or the Index may rise in value even if the industry as a whole declines in value. Furthermore, one or more of the issuers of the common stocks held by the Fund or included in the Index may engage in new lines of business or cease to be involved in the agricultural industry.
♦	Fluctuation of NAV — The net asset value (the “NAV”) of the shares of the Fund may fluctuate with changes in the market value of the Fund’s securities holdings. The market prices of the shares of the Fund may fluctuate in accordance with changes in NAV and supply and demand on the Amex. In addition, the market price of one share of the Fund may differ from its NAV per share; shares of the Fund may trade at, above or below their NAV per share.
♦	UBS cannot control actions by Van Eck, which may adjust the Fund in a way that could adversely affect the value of the Securities and the amount payable on the Securities, and Van Eck has no obligation to consider your interest — The policies of Van Eck concerning the calculation of the Fund’s net asset value, additions, deletions or substitutions of common stocks held by the Fund and the manner in which changes affecting the Index are reflected in the Fund could affect the market price of shares of the Fund and, therefore, the amount payable on the Securities on a call or at maturity. In addition, Deutsche Börse AG (“Deutsche Börse”), the publisher of the Index, is responsible for calculating and maintaining the Index. UBS and its affiliates are not affiliated with Deutsche Börse in any way and have no way to control or predict its actions including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. The policies of Deutsche Börse concerning the calculation of the Index could affect the level of the Index and consequently could affect the market prices of the shares of the Fund and, therefore, the amount payable on the Securities on a call or at maturity. Deutsche Börse has no obligation to consider your interests in calculating or revising the Index.

The Market Vectors Agribusiness ETF®

We have derived all information contained in this free writing prospectus regarding the Fund and the Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Market Vectors ETF Trust, Van Eck Securities Corporation, and Van Eck Associates Corporation (“Van Eck”). We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The Market Vectors Agribusiness ETF® (the “Fund”) is an investment portfolio maintained and managed by Market Vectors ETF Trust (the “Trust”) and advised by Van Eck Associates Corporation. The Trust is a registered investment company that consists of numerous separate investment portfolios, including the Fund. The Fund is an exchange traded fund that trades on the Amex under the ticker symbol “MOO.”

Information provided to or filed with the SEC by Market Vectors ETF Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file numbers 033-123257 and 811-10325, respectively, through the SEC’s website at http://www.sec.gov. Information from outside sources is not incorporated by reference in, and should not be considered a part of, this free writing prospectus or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of such information. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information. As a prospective purchaser of the Securities, you should undertake an independent investigation of the Fund as in your judgment is appropriate to make an informed decision with respect to an investment in the Fund shares.

Market Vectors is a service mark of Van Eck. The Securities are not sponsored, endorsed, sold, or promoted by Van Eck. Van Eck makes no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the Securities. Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the DAXglobal® Agribusiness Index (the “Index”). The Fund will normally invest at least 80% of its total assets in equity securities of U.S. and foreign companies primarily engaged in the business of agriculture. According to Bloomberg, the Fund is comprised of U.S. and foreign companies that engaged in various sectors of agriculture-related industry including chemicals, general agriculture, machinery-diversified, food, machinery — construction & mining and transportation. As of May 23, 2008, such sectors, respectively, represented 45.38%, 28.03%, 12.56%, 7.42%, 4.95% and 0.89% of the Fund. As of May 23, 2008, the Fund’s top ten holdings and the percentage that such holdings presented in the total holdings of the Fund were: Potash Corp. of Saskatchewan Inc. (8.67%), Syngenta AG (7.81%), The Mosaic Co. (7.75%), Monsanto Co. (7.70%), Deere & Co. (6.86%), Wilmar International Limited (5.99%), Yara International ASA (5.64%), Komatsu Ltd. (4.95%), Bunge Ltd (4.61%) and IOI Corporation Bhd (4.41%).

The Fund generally holds all of the securities that comprise the Index in proportion to their weighting in the Index. The Index is weighted based on the market capitalization of each of the component securities, modified to conform to various asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the Index. However, under various circumstances, it may not be possible or practical to purchase all of those securities in those weightings.

Historical Information

The following table sets forth the quarterly high and low closing prices for the Fund, based on daily closing prices on the Amex, as reported by Bloomberg L.P. The closing price of the Fund on May 27, 2008 was $60.74.

Quarter Begin	Quarter End	Quarter High	Quarter Low	Quarterly Close
9/5/2007*	9/28/2007	46.00	40.80	46.00
10/1/2007	12/31/2007	57.45	44.57	57.45
1/2/2008	3/31/2008	59.44	48.85	53.61
4/1/2008	5/27/2008	64.85	55.29	60.74

The graph below illustrates the performance of the Fund from 09/05/07 to 5/27/08, assuming a Fund Starting Price of $60.74, which was the closing price of the Fund on May 27, 2008, and a Trigger Price, equal to 70% of the Fund Starting Price.

Source: Bloomberg L.P.
Historical prices of the Fund should not be taken as an indication of future performance.

*	The launching date of the Fund.

The DAXglobal® Agribusiness Index

Description of The DAXglobal® Agribusiness Index

The DAXglobal® Agribusiness Index (the “Index”) is intended to give investors an efficient, modified market capitalization weighted investment designed to track the movements of securities of companies involved in the agriculture business that are traded on leading global exchanges. The Index is comprised of common stocks and depository receipts that are listed for trading on major stock exchanges around the world. The Index contains five major sub-sectors: agriproduct operations, livestock operations, agricultural chemicals, agricultural equipment and ethanol/biodiesel. As of April 30, 2008, these sectors represent 30.3%, 4.7%, 45.3% 18.1% and 1.6% of the Index. A company is considered as belonging to the agricultural sector if more than 50 percent of its overall revenues are generated in the agricultural sector. Only companies with market capitalizations greater than $150 million that have a worldwide average daily trading volume of at least $1 million (over the past six months as well as over each of the past two months) and have maintained a monthly trading volume of 250,000 shares over the past six months are eligible for inclusion in the Index. The Index divisor was initially determined to yield a benchmark value of 100.00 at the close of trading on December 28, 2001. The Index is calculated and maintained by Deutsche Börse. The value of the Index is disseminated every 15 seconds over the Consolidated Tape Association’s Network B between the hours of approximately 9:30 a.m. and 4:15 p.m. The total market capitalization of the Index as of April 30, 2008 was $451.5 billion.

Calculation Methodology

The Index is calculated using a modified market capitalization weighting methodology. The Index is weighted based on the market capitalization of each of its component securities, modified to conform to the following asset diversification requirements, which are applied in conjunction with the scheduled quarterly adjustments to the Index:

(1)	the weight of any single component security may not account for more than 8% of the total value of the Index;
(2)	the aggregate weight of those component securities which individually represent more than 5% of the total value of the Index may not account for more than 40% of the total Index value; and
(3)	no other component securities will individually represent more than 4.5% of the total value of the Index.

The universe of potential securities eligible for inclusion in the Index will be reviewed at least annually (generally, the third Friday of September) so that the Index components continue to represent the universe of all relevant sub-sectors. Deutsche Börse may at any time and from time to time change the number of securities comprising the group by adding or deleting one or more securities, or replace one or more securities contained in the group with one or more substitute securities of its choice, if in Deutsche Börse’s discretion such addition, deletion or substitution is necessary or appropriate to maintain the quality and/or character of the Index. Changes to the component share weights of the Index will typically take effect on the third Friday of each calendar quarter month in connection with the quarterly index rebalance.

Additional information concerning the Index may be obtained at the Deutsche Börse website (www.deutsche-boerse.com) and the Van Eck website (www.vaneck.com). Information contained in the Deutsche Börse website and the Van Eck website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus or the accompanying prospectus or prospectus supplement.

You can obtain the level of the Index at any time from the Bloomberg Financial Markets page “DXAG <Index> <GO>” or from the Deutsche Börse website at www.deutscheboerse.com or the Van Eck website at www.vaneck.com.

What Are the Tax Consequences of the Securities?

The United States federal income tax consequences of your investment in the Securities are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” on page PS-37 of the AOS CP product supplement and discuss the tax consequences of your particular situation with your tax advisor.

Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Securities as a pre-paid derivative contract with respect to the Fund. If your Securities are so treated, you should generally recognize capital gain or loss upon the sale, call or maturity of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long term capital gain or loss if you have held your Securities for more than one year.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes in the manner described under “Supplemental U.S. Tax Considerations — Alternative Treatments” on page PS-38, of the AOS CP product supplement. In particular, the Internal Revenue Service could assert that the Securities should be treated as a contingent payment debt instrument. If your Securities were so treated, you would be required to accrue interest income over the term of your Securities. This would generally have the effect of requiring you to recognize ordinary income and to include amounts in respect of the Securities prior to your receipt of cash attributable to that income.

The Internal Revenue Service has recently released a notice that may affect the taxation of holders of the Securities. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the Securities should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise required by law, UBS intends to treat your Securities for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” on page PS-37, of the AOS CP product supplement, unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

In addition, a member of the House of Representatives has recently introduced a bill that, if enacted, would require holders of Securities purchased after the bill is enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities. It is not possible to predict whether this bill or a similar bill will be enacted in the future and whether any such bill would affect the tax treatment of your Securities.

It is also possible that the Internal Revenue Service could assert that your Securities should be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. If your Securities were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, call or maturity of your Securities would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Fund on the date that you purchased your Securities and sold such interest in the Fund on the date of the sale or maturity of the Securities. In the opinion of our counsel, Sullivan & Cromwell LLP, however, the Securities should not be treated as subject to the constructive ownership rules of Section 1260.

Capitalization of UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

As of March 31, 2008 (unaudited)	CHF	USD
	(in millions)
Debt
Debt issued(1)	386,575	389,198
Total Debt	386,575	389,198
Minority Interest(2)	6,310	6,353
Shareholders’ Equity	16,386	16,497
Total capitalization	409,271	412,048

(1)	Includes Money Market Paper and Medium Term Notes as per Balance Sheet position.
(2)	Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 1.00679 (the exchange rate in effect as of March 31, 2008).